Exhibit 99
November 1, 2010
Corporate announcements
Dear Colleagues,
This morning we announced two major developments involving our company: the release of our third quarter earnings and a merger with M&T Bank Corporation, a leading regional banking group. In this message I will briefly address our financial results, then turn to the merger.
Our financial results for the third quarter of 2010 included a loss of approximately $370 million. As has been the case in recent quarters, the primary cause was an increase in the amount of the provision for loan losses, or the money we need to set aside to allow for the possibility of loans turning delinquent in the coming weeks and months. This quarter, a secondary factor related to a reduction in our deferred tax asset. Overall, our results reflect the ongoing challenges that many of our borrowers face due to the continued poor economy, especially in Delaware. Wealth Advisory Services (WAS) and Corporate Client Services (CCS) continued to generate attractive fee-based income and compete effectively in their respective markets. For more information on our financial performance, see the full text of our earnings release linked at the end of this message.
Turning to the second development, over this past weekend we entered into a definitive agreement to merge Wilmington Trust with M&T Bank Corporation. With roots that date to 1856, M&T is considered by many people to be one of country’s most highly regarded regional banks. The company is based in Buffalo and operates in the eastern United States, from New York southward through the mid-Atlantic region to Virginia. M&T has long been recognized as a strong, steady performer across economic cycles. The merger, which requires shareholder and regulatory approvals, is expected to close during the second quarter of 2011.
Why M&T?
In M&T, we have identified a strong, stable partner that is committed to delivering shareholder value and preserving what you and generations of Wilmington Trust staff members before you have created. The combination of our two firms clearly provides the best path forward among all the alternatives our Board of Directors considered as we worked to balance our financial realities with our obligation to maximize shareholder value.
While this merger addresses our responsibility to shareholders, our Board also believes that the union of Wilmington Trust with M&T presents significant opportunities to enhance our unique business model, improve our financial stability, and provide career opportunities for our talented staff members. During the course of our recent discussions with M&T, it became clear that our new partners have long respected Wilmington Trust’s historic position as the leading financial institution in Delaware and a strong competitor throughout the mid-Atlantic region. They also have great respect for the long-term success, competitive standing, and outstanding reputations of our WAS and CCS businesses. It is meaningful, too, that our companies share common values and cultural similarities, including an appreciation for a rich corporate heritage, long-tenured staff members who are dedicated to serving clients, and a long history of supporting the areas where we live and work through charitable giving and community involvement.

Why now?
I suspect that “why now?” is the key question that many of you may be asking. Given our 107-year history of independence, it is, of course, a fair one. The answer is that as the financial realities associated with the credit quality of our loan portfolio intensified, our losses increased. Although we are well capitalized today, loan losses have not slowed. As a result, we haven’t been able to look to the future and believe with assurance that we could remain well capitalized indefinitely. With no meaningful economic recovery on the horizon, it became increasingly clear that we needed to explore all strategic alternatives. Fortunately, in M&T we found a like-minded partner and, as a result, we’ll be able to move forward in serving our clients from a position of strength, as we have customarily been able to do.
Recognizing value
Our partners at M&T are aware that the best way to realize value in any merger is to maintain and strengthen the ability to grow client relationships. In light of this, M&T intends to hold our WAS and CCS businesses out to its clients as a distinct line of business and division within its corporate structure and to employ and preserve the highly valued Wilmington Trust brand name in connection with these two businesses. In addition, much of M&T’s investment group will be integrated into WAS.
In our Regional Banking business, the merger significantly enhances our scale and our ability to serve retail and commercial banking clients. Our combined banking groups, which will adopt the M&T brand name after the merger is finalized, will create the premier depository franchise in the mid-Atlantic region. Because there is very little overlap in our respective branch office networks, we will continue to serve retail clients in much the same way. In commercial banking, we will be able to expand our reach and expect to use M&T’s credit and risk management expertise to support our lending activities.
M&T at a glance
•	Established in 1856 as Manufacturers and Traders Bank

•	Led by Chairman and CEO Robert G. Wilmers

•	Parent organization is one of the 20 largest independent bank holding companies in the U.S.

•	Maintained its dividend and strong regulatory capital ratios and credit ratings through the financial crisis

•	Current assets of more than $68 billion with more than 750 branches and 1,800 ATMs

•	Employs more than 13,000 people

•	Serves more than 2 million retail clients and 190,000 commercial clients

•	One of the nation’s top 10 lenders as ranked by the Small Business Administration

•	Has remained profitable in every quarter of the last 34 years, or 137 consecutive quarters

•	Enjoys stable management, with an average company tenure of 22 years among management committee members

•	From 1983 through the third quarter of 2010, its stock has been one of the top performers in the U.S., with an annualized total return to shareholders of more than 17%

•	Through Berkshire Hathaway Inc., acclaimed investor Warren Buffett is a major M&T shareholder

•	Named by Forbes magazine as one of the best-managed companies in America and one of only two banks to qualify for the Forbes Platinum Honor Roll

•	Named by Fortune magazine as one of “America’s Most Admired Companies”

Summary
Understandably, our news today will generate questions for many of you. To that end, look for an “In The Know” message later this morning that will outline a series of communications and meetings that have been scheduled, beginning today. During these meetings we will share as much information as possible and answer as many questions as we can.
The merger of Wilmington Trust and M&T, two historic companies, will result in a premier financial institution that offers a robust suite of financial services for individual and corporate clients, competitive scale in our businesses, and a strong capital base from which we can invest for growth and demonstrate financial stability. Like Wilmington Trust, M&T follows the philosophy that more than absolute size, what matters is being sizable in the markets we serve.
For many years, clients of both companies have preferred to do business with us because we have offered what they need, we have served them well, and we have represented permanence in an uncertain world. With today’s announcement, we pledge to build on these competitive advantages and begin, once again, moving toward to a prosperous future. In the meantime, it will continue to be business as usual for staff and clients of both organizations. Thanks to the important work you perform every day, the business of serving our clients will see no interruption.
Thank you
On a personal level, I want to thank you for the support you have shown me over the last several months during which I have been privileged to serve as your CEO. And I would be remiss if I did not extend my deepest appreciation for the dedication you have demonstrated to our shareholders, our clients, and each other. Our company has been the subject of much rumor and speculation during this time, and I know it hasn’t been easy. But there is a popular saying that states, “Tough times don’t last, tough people do.” It has been my good fortune to witness this adage lived every day by the talented and dedicated men and women of Wilmington Trust. In this spirit of resilience, we will collectively forge ahead in the continued service of our clients.
View Earnings Release
A note about today’s earnings conference call
Because we expect a higher than usual number of attendees in our earnings conference call today, we are asking that all Wilmington Trust staff members who wish to participate in the conference do so via the Internet at this link rather than by telephone. This will enable you to hear the call and view the slides that we will present while helping us keep as many phone lines open as possible to accommodate external participants. Thank you for your cooperation.

Additional information about the merger and where to find it
In connection with the proposed merger, M&T Bank Corporation will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Wilmington Trust Corporation that also constitutes a prospectus of M&T. Wilmington Trust will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other documents relating to this transaction filed with the SEC by Wilmington Trust and M&T at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained free of charge at the Company’s website at www.wilmingtontrust.com under the tab “Investor Relations” and then under the heading “SEC Filings,” or at M&T’s website at www.mtb.com under the tab “Investor Relations” and then under the heading “SEC Filings.”
Wilmington Trust and M&T and their respective directors, executive officers, and other members of their management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Wilmington Trust’s executive officers and directors in the Company’s definitive proxy statement filed with the SEC on February 22, 2010. You can find information about M&T’s executive officers and directors in its definitive proxy statement filed with the SEC on March 5, 2010. You may obtain free copies of these documents from Wilmington Trust or M&T, as applicable, by using the contact information above.
FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements relating to the potential acquisition of Wilmington Trust by M&T including the expected date of closing of the acquisition and the potential benefits of the merger. The actual results of the acquisition could vary materially as a result of a number of factors, including: the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2009 and quarterly and current reports on Form 10-Q and 8-K. These forward-looking statements reflect Wilmington Trust’s expectations as of the date of this communication. Wilmington Trust undertakes no obligation to update the information provided herein.